Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of the 18th day of November 2015, between Emclaire Financial Corp., a Pennsylvania-chartered bank holding company (the “Corporation”), The Farmers National Bank of Emlenton, a national banking association (the “Bank”) and William C. Marsh (the “Executive”).

WITNESSETH

WHEREAS, the Executive is currently employed as Chairman of the Board, President and Chief Executive Officer of each of the Bank and the Corporation (the Corporation and the Bank are referred to together herein as the “Employers”);

WHEREAS, the Executive and the Employers previously entered into an employment agreement dated as of July 1, 2007, which was amended and restated as of November 16, 2011 (the “Prior Agreement”);

WHEREAS, the Executive and the Employers now desire to amend and restate the Prior Agreement to provide that the restrictive covenants in Section 7 shall be applicable if the Executive’s employment is terminated in connection with or following a Change in Control and to make certain other changes;

WHEREAS, the Employers desire to be ensured of the Executive’s continued active participation in the business of the Employers; and

WHEREAS, the Executive is willing to serve the Employers on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Employers and the Executive hereby agree as follows:

1.          Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)          Average Annual Compensation. The Executive’s “Average Annual Compensation” for purposes of this Agreement shall be deemed to mean the average level of compensation paid to the Executive by the Employers or any subsidiary thereof during the most recent five taxable years preceding the year in which the Date of Termination occurs (or such shorter period as the Executive was employed) and included in the Executive’s gross income for tax purposes and any income earned and deferred by the Executive pursuant to any plan or arrangement of the Employers.

(b)          Base Salary. “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)          Cause. “Cause” means any of the following acts or circumstances: gross negligence or gross neglect of duties to the Employers; conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Employers; or fraud, disloyalty, dishonesty or willful violation of any law or significant Employer policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Employers; or the Executive becoming subject to any final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

(d)          Change in Control. “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(e)          Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)          Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(g)          Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(h)          Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive following a Change in Control based on:

(i)          any material breach of this Agreement by the Employers, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) any requirement that the Executive report to a corporate officer or employee of the Employers instead of reporting directly to the Board of Directors of the Employers, or

(ii)         any material change in the geographic location at which the Executive must perform his services under this Agreement;

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provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive. If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(i)          Notice of Termination. Any purported termination of the Executive’s employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the termination of the Executive’s employment for Cause or death, which shall be effective immediately, and (iv) is given in the manner specified in Section 11 hereof.

(j)          Retirement. “Retirement” shall mean the Executive’s voluntary or involuntary termination of employment, as applicable, upon reaching at least age 65, but shall not include an involuntary termination for Cause.

2.	Term of Employment.

(a)          The Employers hereby employ the Executive as Chairman of the Board, President and Chief Executive Officer of each of the Bank and the Corporation and the Executive hereby accepts said employment and agrees to render such services to the Employers on the terms and conditions set forth in this Agreement. The initial term of employment under this Agreement shall expire on December 31, 2018, subject to earlier termination as provided herein. Upon approval of the Board of Directors of each of the Corporation and the Bank, the term of this Agreement shall be extended for one additional year on January 1, 2017 and on January 1st of each subsequent calendar year such that at any time after January 1, 2017 the remaining term of this Agreement shall be from two to three years, absent notice of non-renewal as set forth below. Prior to January 1, 2017 and each January 1st thereafter, the Board of Directors of each of the Corporation and the Bank shall consider and review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive’s performance hereunder) an extension of the term of this Agreement, and the term shall continue to extend each year if the Boards of Directors approve such extension unless the Executive gives written notice to the Employers of the Executive’s election not to extend the term, with such written notice to be given not less than thirty (30) days prior to any such January 1st. If either Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such January 1st. If any party gives timely notice that the term will not be extended as of January 1st of any year, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

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(b)          During the term of this Agreement, the Executive shall perform such executive services for the Corporation and the Bank as may be consistent with his titles and from time to time assigned to him by the Corporation’s and the Bank’s Board of Directors.

(c)          During the term of this Agreement, the Executive shall also be nominated or re-nominated to be a member of the Board of Directors of each of the Corporation and the Bank, as long as the Executive has not materially violated any of the terms and provisions of this Agreement.

3.	Compensation and Benefits.

(a)          The Employers shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $304,622 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers and may not be decreased without the Executive’s express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employers.

(b)          During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers. The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)          During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers, which shall in no event be less than five weeks per annum. The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.

(d)          In the event the Executive’s employment is terminated due to Disability or Retirement, the Employers shall provide continued life, medical and dental coverage substantially identical to the coverage maintained by the Employers for the Executive immediately prior to his termination, in each case subject to Section 3(f) below. Such coverage shall be provided for the period otherwise remaining in the term of this Agreement but for such Disability or Retirement and thereafter shall continue if, and to the extent, provided by the Employers’ policies in existence at such time, provided that such coverage shall cease on the date the date the Executive becomes entitled to receive substantially similar benefits from a subsequent employer. Any insurance premiums payable by the Employers or any successors pursuant to this Section 3(d) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year.

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(e)          In the event of the Executive’s death during the term of this Agreement, the Employers shall provide to the Executive’s spouse for the remaining term of this Agreement continued medical and dental coverage substantially identical to the coverage maintained by the Employers for the Executive immediately prior to his death, in each case subject to Section 3(f) below. Any insurance premiums payable by the Employers or any successors pursuant to this Section 3(e) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year.

(f)          In the event that the continued participation of the Executive and/or his spouse or other dependents in any group insurance plan as provided in Section 3(d) or 3(e) is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during the period set forth in Section 3(d) or 3(e) any such group insurance plan is discontinued, then the Employers shall at their election either (i) arrange to provide the Executive (or his spouse in the case of coverage under Section 3(e)) with alternative benefits substantially similar to those which the Executive (or his spouse in the case of coverage under Section 3(e)) was entitled to receive under such group insurance plans immediately prior to the Date of Termination, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code, or (ii) pay to the Executive (or his spouse in the case of coverage under Section 3(e)) within 10 business days following the Date of Termination (or within 10 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Employers of providing continued coverage to the Executive (or his spouse in the case of coverage under Section 3(e) until the expiration of the remaining term of this Agreement but for such Disability, retirement or death with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year. If the time period for making the lump sum cash payment under this Section 3(f) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

4.          Expenses. The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers. If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor. Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

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5.	Termination.

(a)          The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including, without limitation, termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)          In the event that (i) the Executive’s employment is terminated by the Employers for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)          In the event that the Executive’s employment is terminated as a result of Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination, except as provided for in Sections 3(d) and 3(e) hereof.

(d)          In the event that (i) the Executive’s employment is terminated by the Employers for other than Cause, Disability, Retirement or the Executive’s death or (ii) such employment is terminated by the Executive for Good Reason, then the Employers shall, subject to the provisions of Sections 5(e) and 6 hereof, if applicable,

(A)         pay to the Executive, in a lump sum as of the Date of Termination, a cash amount equal to three (3) times the Executive’s Average Annual Compensation, with a portion of such cash payment to be ascribed in accordance with Section 7 of this Agreement to the value of the restrictive covenants imposed upon the Executive by Section 7 hereof,

(B)         maintain and provide for a period ending at the earlier of (i) thirty-six (36) months after the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no premium cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident and disability insurance coverage offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination, subject to subparagraphs (1), (2) and (3) below;

(1)         in the event that the Executive's participation in any plan, program or arrangement as provided in subparagraph (B) of this Section 5(d) is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, then the Employers shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination, except that subparagraph (2) below shall be applicable if the alternative benefits would still trigger the payment of an excise tax under Section 4980D of the Code,

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(2)         in the event that the continuation of any insurance coverage pursuant to Section 5(d)(B)(1) above would trigger the payment of an excise tax under Section 4980D of the Code or in the event such continued coverage is unable to be provided by the Employers, then in lieu of providing such coverage, the Employers shall pay to the Executive within 10 business days following the Date of Termination (or within 10 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Employers of providing such coverage to the Executive, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year, and

(3)         any insurance premiums payable by the Employers or any successors pursuant to Section 5(d)(B) or (B)(1) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employers (with the Employers paying any employee portion of the premiums), subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year.

(C)         pay to the Executive, in a lump sum within ten (10) business days after the Date of Termination, a cash amount equal to the projected cost to the Employers of providing benefits to the Executive for a period of thirty-six (36) months pursuant to any other employee benefit plan, program or arrangement offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (other than cash bonus plans, retirement plans or stock compensation plans of the Employers), with the projected cost to the Employers to be based on the costs incurred for the year in which the Date of Termination occurs as determined on an annualized basis and with any automobile-related costs to exclude any depreciation on bank-owned automobiles.

(e)          Notwithstanding any other provision contained in this Agreement, if either (i) the time period for making any cash payment under Section 5(d) commences in one calendar year and ends in the succeeding calendar year or (ii) in the event any payment under this Section 5 is made contingent upon the execution of a general release and the time period that the Executive has to consider the terms of such general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

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6.          Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Employers pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employers under Section 5 being non-deductible to either of the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits under Section 5 are required to be reduced, then the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Employers and paid for by the Employers. Such counsel shall promptly prepare the foregoing opinion, but in no event later than ten (10) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.	Restrictive Covenants

(a)        Trade Secrets. The Executive acknowledges that he has had, and will have, access to confidential information of the Employers (including, but not limited to, current and prospective confidential know-how, customer lists, marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, contacts, prospects, and assets of the Employers that is unique, valuable and not generally known outside the Employers, and that was obtained from the Employers or which was learned as a result of the performance of services by the Executive on behalf of the Employers (“Trade Secrets”). Trade Secrets shall not include any information that: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Executive that constitutes a breach of this Section 7, generally known or available to the public; (ii) is known to the Executive at the time such information was obtained from the Employers; (iii) is hereafter furnished without restriction on disclosure to the Executive by a third party, other than an employee or agent of the Employers, who is not under any obligation of confidentiality to the Employers or an Affiliate; (iv) is disclosed with the written approval of the Employers; or (v) is required to be disclosed or provided by law, court order, order of any regulatory agency having jurisdiction or similar compulsion, including pursuant to or in connection with any legal proceeding involving the parties hereto; provided however, that such disclosure shall be limited to the extent so required or compelled; and provided further, however, that if the Executive is required to disclose such confidential information, he shall give the Employers notice of such disclosure and cooperate in seeking suitable protections. Other than in the course of performing services for the Employers, the Executive will not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Trade Secrets, but instead will keep all Trade Secrets strictly and absolutely confidential. The Executive will deliver promptly to the Employers, at the termination of his employment or at any other time at the request of the Employers, without retaining any copies, all documents and other materials in his possession relating, directly or indirectly, to any Trade Secrets.

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(b)          Non-Competition. For a period of eighteen (18) months after termination of the Executive’s employment prior to a Change in Control and for a period of twelve (12) months after termination of the Executive’s employment in connection with or following a Change in Control (the “Restricted Period”), the Executive will not, directly or indirectly, (i) become a director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in any county in the Commonwealth of Pennsylvania in which the Bank also maintains an office. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded voting securities of any company engaged in the banking, financial services, insurance, brokerage or other business similar to or competitive with the Employers (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

(c)          Non-Solicitation of Employees. During the Restricted Period, the Executive shall not, directly or indirectly, solicit, induce or hire, or attempt to solicit, induce or hire, any current employee of the Employers (excluding those employees whose employment is terminated by the Employers), or any individual who becomes an employee during the Restricted Period, to leave his or her employment with the Employers or join or become affiliated with any other business or entity, or in any way interfere with the employment relationship between any employee and the Employers.

(d)          Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Employers or any of their subsidiaries or successors), any customer, lender, supplier, licensee, licensor or other business relation of the Employers to terminate its relationship or contract with the Employers, to cease doing business with the Employers, or in any way interfere with the relationship between any such customer, lender, supplier, licensee or business relation and the Employers (including making any negative or derogatory statements or communications concerning the Employers or their directors, officers or employees).

(e)          Value of Restrictive Covenants. For tax and accounting purposes, the Employers shall ascribe a value to the restrictive covenants imposed upon the Executive pursuant to this Section 7, with such value to not exceed one times the Executive’s annual compensation as of the Date of Termination for each 12-month period included in the Restricted Period, with the value for partial years included within the Restricted Period to be pro-rated.

(f)          Irreparable Harm. The Executive acknowledges that: (i) the Executive’s compliance with Section 7 of this Agreement is necessary to preserve and protect the proprietary rights, Trade Secrets, and the goodwill of the Employers as going concerns, and (ii) any failure by the Executive to comply with the provisions of this Agreement will result in irreparable and continuing injury for which there will be no adequate remedy at law, notwithstanding the value assigned to such restrictive covenants by Section 7(e) above. In the event that the Executive fails to comply with the provisions of this Section 7, the Employers shall be entitled, in addition to other relief that may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) that may be necessary to cause the Executive to comply with this Agreement, as well as to the recoupment of the value ascribed to such covenants pursuant to Section 7(e) above.

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(g)          Survival. The provisions set forth in this Section 7 shall survive termination of this Agreement.

(h)          Scope Limitations. If the scope, period of time or area of restriction specified in this Section 7 are or would be judged to be unreasonable in any court proceeding, then the period of time, scope or area of restriction will be reduced or limited in the manner and to the extent necessary to make the restriction reasonable, so that the restriction may be enforced in those areas, during the period of time and in the scope that are or would be judged to be reasonable. The covenants in Section 7 of this Agreement with respect to the counties in which the Bank has an office shall be deemed to be separate covenants with respect to each county, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to a county, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to any other county.

8.	Mitigation; Exclusivity of Benefits.

(a)          The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 5(d)(B)(ii) above.

(b)          The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

9.          Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

10.         Assignability. The Corporation and the Bank may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Corporation or the Bank may hereafter merge or consolidate or to which the Corporation or the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11.         Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

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To the Bank:	Secretary
The Farmers National Bank of Emlenton
612 Main Street
Emlenton, Pennsylvania 16373

To the Corporation:	Secretary
Emclaire Financial Corp.
612 Main Street
Emlenton, Pennsylvania 16373

To the Executive:	William C. Marsh
At the address last appearing on
the personnel records of the Employers

12.         Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Employers may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

13.         Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

14.         Nature of Obligations. Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

15.         Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.         Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

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18.         Regulatory Actions. The following provisions shall be applicable to the parties or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)          If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)          If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(c)          If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

19.         Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any renewal of this Agreement and any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

20.         Payment of Costs and Legal Fees and Reinstatement of Benefits. In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

21.         Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. The Employers shall incur the cost of all fees and expenses associated with filing a request for arbitration with the AAA, whether such filing is made on behalf of the Employers or the Executive, and the costs and administrative fees associated with employing the arbitrator and related administrative expenses assessed by the AAA.

22.         Entire Agreement. This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements between the Employers and the Executive, including without limitation the Prior Agreement, with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

EMCLAIRE FINANCIAL CORP.

By:	/s/Robert L. Hunter
Robert L. Hunter
Chairman, Human Resources Committee

THE FARMERS NATIONAL BANK OF EMLENTON

By:	/s/Robert L. Hunter
Robert L. Hunter
Chairman, Human Resources Committee

EXECUTIVE

By:	/s/William C. Marsh
William C. Marsh

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